Exhibit 99.1

News from Xerox Holdings Corporation

Xerox Releases Third-Quarter Results
Improved revenue trajectory driven by resilience in demand amid a challenging macro environment

Financial Summary
•$1.75 billion of revenue, down 0.4 percent year-over-year or up 4.7 percent in constant currency.
•GAAP (loss) earnings per share (EPS) of $(2.48), down $2.96 year-over-year. GAAP EPS includes an after-tax non-cash goodwill impairment charge of $395 million or $2.54 per share.
•Adjusted EPS of $0.19, down $0.29 year-over-year.
•Adjusted operating margin of 3.7 percent, down 50 basis points year-over-year.
•Operating cash flow use of $8 million, lower by $108 million year-over-year.
•Free cash flow use of $18 million, lower by $99 million year-over-year.
•Lowered 2022 revenue guidance to a range of $7.0B to $7.1B in actual currency; lowered 2022 free cash flow guidance to at least $125 million.

NORWALK, Conn., Oct. 25, 2022 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2022 third-quarter results.

“Over the past few months, I’ve met in-person with customers, partners and employees across the globe and I’ve gained greater insight into the range of opportunities we have to grow our business,” said Steve Bandrowczak, chief executive officer at Xerox. “Top-line strength and cost discipline resulted in sequential improvement to our adjusted operating margin this quarter, but profitability remains challenged by persistently high inflation and continued supply chain constraints. In the near-term, we are focused on improving operating margins and free cash flow amid a challenging macroeconomic environment. Longer-term, I am confident we can expand and capture more of the addressable market within – and create value for – our existing client base by further embedding our offerings into their workflows.”

Third-Quarter Key Financial Results

(in millions, except per share data)	Q3 2022	Q3 2021	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,751	$1,758	$(7)	(0.4) % AC 4.7% CC2
Gross Margin	31.8%	32.4%	(60) bps
RD&E %	4.2%	4.7%	50 bps
SAG %	23.9%	23.5%	(40) bps
Pre-Tax (Loss) Income[1]	$(380)	$84	$(464)	NM
Pre-Tax (Loss) Income Margin[1]	(21.7)%	4.8%	NM
Operating Income - Adjusted[2]	$65	$74	$(9)	(12.2)%
Operating Income Margin - Adjusted[2]	3.7%	4.2%	(50) bps
GAAP Diluted (Loss) Earnings per Share[1]	$(2.48)	$0.48	$(2.96)	NM
Diluted Earnings Per Share - Adjusted[2]	$0.19	$0.48	$(0.29)	(60.4)%
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(1)Third quarter 2022 pre-tax loss and EPS include a $412 million non-cash goodwill impairment charge ($395 million after-tax), or $2.54 per share.
(2)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures, and their reconciliation to the reported GAAP measures.

Beginning in the first quarter of 2022, the Company made a change to its reportable segments from one reportable segment to two reportable segments - Print and Other, and Financing
(FITTLE).

Third-Quarter Segment Results

(in millions)	Q3 2022	Q3 2021	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,641	$1,636	$5	0.3%
Financing (FITTLE)	150	171	(21)	(12.3)%
Intersegment Elimination[1]	(40)	(49)	9	(18.4)%
Total Revenue	$1,751	$1,758	$(7)	(0.4)%
Profit
Print and Other	$57	$50	$7	14.0%
Financing (FITTLE)	8	24	(16)	(66.7)%
Total Profit	$65	$74	$(9)	(12.2)%
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(1) Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other Segment for the lease of Xerox equipment placements.

2022 Guidance
•Revenue from at least $7.1 billion to a range of $7.0 billion to $7.1 billion in actual currency.
•Free cash flow from at least $400 million to at least $125 million.
•Return at least 50% of free cash flow to shareholders.

We adjusted our revenue guidance primarily to reflect higher-than-expected currency effects associated with a weaker Euro and British Pound. We lowered our free cash flow guidance due to slower-than-expected supply chain improvements and persistently high rates of inflation, which negatively affected operating profit, as well as a greater-than-expected use of working capital to fund growth of originations and operating leases at FITTLE and inventories. Our free cash flow guidance excludes a one-time payment associated with a product supply contract termination charge.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted EPS, which excludes the Goodwill impairment charge as well as Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted operating (loss) income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax (loss) income and margin.
•Constant currency (CC) revenue change, which excludes the effects of currency translation.
•Free cash flow, which is operating cash flow less capital expenditures.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially.
Such factors include but are not limited to: the effects of pandemics, such as the COVID-19 pandemic, on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; reliance on third parties, including subcontractors, for manufacturing of products and provision of services and the shared service arrangements entered into by us as part of Project Own It; our ability to attract and retain key personnel; the severity and persistence of global supply chain disruptions and inflation; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyberattacks or other intentional acts or that cyberattacks could result in a shutdown of our systems; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring and transformation actions; our ability to manage changes in the printing environment like the decline in the volume of printed pages and extension of equipment placements; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing and access to credit markets; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; and any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation. Additional risks that may affect Xerox’s operations and other factors are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation's and Xerox Corporation’s combined 2021 Annual Report on Form 10-K and combined Quarterly Reports on Form 10-Q, as well as in Xerox Holdings Corporation’s and Xerox Corporation’s Current Reports on Form 8-K filed with the Securities and Exchange Commission.
These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com
Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com
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XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per-share data)	2022	2021	2022	2021
Revenues
Sales	$690	$657	$1,949	$1,929
Services, maintenance and rentals	1,010	1,046	3,061	3,166
Financing	51	55	156	166
Total Revenues	1,751	1,758	5,166	5,261
Costs and Expenses
Cost of sales	508	498	1,430	1,386
Cost of services, maintenance and rentals	659	662	2,015	1,971
Cost of financing	28	29	78	85
Research, development and engineering expenses	73	82	235	235
Selling, administrative and general expenses	418	413	1,332	1,295
Goodwill impairment	412	—	412	—
Restructuring and related costs, net	22	10	41	39
Amortization of intangible assets	10	13	31	42
Other expenses, net	1	(33)	66	(28)
Total Costs and Expenses	2,131	1,674	5,640	5,025
(Loss) Income before Income Taxes & Equity Income(1)	(380)	84	(474)	236
Income tax expense (benefit)	3	(4)	(27)	19
Equity in net income of unconsolidated affiliates	1	1	3	2
Net (Loss) Income	(382)	89	(444)	219
Less: Net income (loss) attributable to noncontrolling interests	1	(1)	(1)	(1)
Net (Loss) Income Attributable to Xerox Holdings	$(383)	$90	$(443)	$220

Basic (Loss) Earnings per Share	$(2.48)	$0.48	$(2.91)	$1.12
Diluted (Loss) Earnings per Share	$(2.48)	$0.48	$(2.91)	$1.10
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(1) Referred to as “Pre-Tax (Loss) Income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net (Loss) Income	$(382)	$89	$(444)	$219
Less: Net income (loss) attributable to noncontrolling interests	1	(1)	(1)	(1)
Net (Loss) Income Attributable to Xerox Holdings	(383)	90	(443)	220

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(277)	(125)	(636)	(122)
Unrealized gains (losses), net	6	4	(19)	(3)
Changes in defined benefit plans, net	54	51	96	122
Other Comprehensive Loss, Net Attributable to Xerox Holdings	(217)	(70)	(559)	(3)

Comprehensive (Loss) Income, Net	(599)	19	(1,003)	216
Less: Comprehensive income (loss), net attributable to noncontrolling interests	1	(1)	(1)	(1)
Comprehensive (Loss) Income, Net Attributable to Xerox Holdings	$(600)	$20	$(1,002)	$217

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$932	$1,840
Accounts receivable (net of allowance of $51 and $58, respectively)	835	818
Billed portion of finance receivables (net of allowance of $4 and $4, respectively)	91	94
Finance receivables, net	995	1,042
Inventories	777	696
Other current assets	265	211
Total current assets	3,895	4,701
Finance receivables due after one year (net of allowance of $113 and $114, respectively)	1,814	1,934
Equipment on operating leases, net	216	253
Land, buildings and equipment, net	315	358
Intangible assets, net	216	211
Goodwill	2,753	3,287
Deferred tax assets	496	519
Other long-term assets	1,715	1,960
Total Assets	$11,420	$13,223
Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,070	$650
Accounts payable	1,213	1,069
Accrued compensation and benefits costs	250	239
Accrued expenses and other current liabilities	810	871
Total current liabilities	3,343	2,829
Long-term debt	2,676	3,596
Pension and other benefit liabilities	1,298	1,373
Post-retirement medical benefits	209	277
Other long-term liabilities	416	481
Total Liabilities	7,942	8,556

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	156	168
Additional paid-in capital	1,577	1,802
Treasury stock, at cost	—	(177)
Retained earnings	5,057	5,631
Accumulated other comprehensive loss	(3,547)	(2,988)
Xerox Holdings shareholders’ equity	3,243	4,436
Noncontrolling interests	11	7
Total Equity	3,254	4,443
Total Liabilities and Equity	$11,420	$13,223

Shares of common stock issued	155,570	168,069
Treasury stock	—	(8,675)
Shares of Common Stock Outstanding	155,570	159,394

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Cash Flows from Operating Activities
Net (Loss) Income	$(382)	$89	$(444)	$219

Adjustments required to reconcile Net (loss) income to Cash flows (used in) provided by operating activities
Depreciation and amortization	65	79	205	249
Provisions	13	4	48	38
Net gain on sales of businesses and assets	(16)	(39)	(17)	(40)
Stock-based compensation	13	14	63	44
Goodwill impairment	412	—	412	—
Restructuring and asset impairment charges	22	3	44	28
Payments for restructurings	(17)	(12)	(38)	(61)
Non-service retirement-related costs	(7)	(22)	(18)	(64)
Contributions to retirement plans	(34)	(39)	(106)	(119)
Decrease (increase) in accounts receivable and billed portion of finance receivables	1	(67)	(48)	(30)
(Increase) decrease in inventories	(41)	6	(136)	10
Increase in equipment on operating leases	(27)	(29)	(74)	(92)
(Increase) decrease in finance receivables	(27)	21	(10)	33
Decrease (increase) in other current and long-term assets	1	(2)	36	64
Increase in accounts payable	26	107	198	74
Increase in accrued compensation	22	4	29	20
(Decrease) increase in other current and long-term liabilities	(25)	(12)	(73)	80
Net change in income tax assets and liabilities	(5)	(13)	(81)	(11)
Net change in derivative assets and liabilities	(4)	1	(10)	(1)
Other operating, net	2	7	(7)	(10)
Net cash (used in) provided by operating activities	(8)	100	(27)	431
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(10)	(19)	(39)	(52)
Proceeds from sales of businesses and assets	23	38	49	39
Acquisitions, net of cash acquired	(41)	(1)	(93)	(38)
Other investing, net	(5)	—	(12)	(3)
Net cash (used in) provided by investing activities	(33)	18	(95)	(54)
Cash Flows from Financing Activities
Net (payments) proceeds on debt	(126)	76	(505)	(133)
Dividends	(43)	(49)	(131)	(157)
Payments to acquire treasury stock, including fees	—	(87)	(113)	(500)
Other financing, net	1	14	(6)	(3)
Net cash used in financing activities	(168)	(46)	(755)	(793)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(17)	(13)	(31)	(13)
(Decrease) increase in cash, cash equivalents and restricted cash	(226)	59	(908)	(429)
Cash, cash equivalents and restricted cash at beginning of period	1,227	2,203	1,909	2,691
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,001	$2,262	$1,001	$2,262

Third Quarter 2022 Overview
Revenue growth this quarter accelerated in constant currency, reflecting the benefit from recent acquisitions as well as resilient demand for our products and services amid an increasingly challenging macroeconomic environment. Equipment revenue increased 0.8% in actual currency and included a 5.9-percentage point adverse impact from currency. The 6.7% increase in constant currency reflects the first quarter of equipment revenue growth since the supply chain constraints began last year. As expected, backlog1 slightly declined sequentially, reflecting sustained order flow, offset by a gradual easing of supply constraints. While we were encouraged by supply chain improvements, the pace of improvement was slower than expected. The increase in Post sale revenue was driven by another strong quarter for paper and supplies. Growth in these consumables reflects the early benefits of recent pricing actions, and for supplies, an ongoing, gradual recovery of print-related activity. Post sale revenue also benefited from strong growth in IT and Digital Services, including contributions from recent acquisitions. Adjusted2 operating profit margin declined 0.5-percentage points year-over-year but improved sequentially, reflecting the benefits of price and cost actions taken year-to-date. Improvement was slower than expected due to persistently high rates of inflation across our cost base, an unfavorable geographic mix in equipment sales, and a slower-than-expected easing of supply chain constraints.
The global macroeconomic outlook has become more volatile in the past three months but we are not yet seeing a meaningful effect of a global slowdown on our revenues. We continue to see resiliency in demand for our office products, particularly our A3 devices. However, consistent with the uncertain macro environment, we are beginning to see longer project deployment times, and in some cases, lower page volume commitments.
Due to the recent weakening of the Euro and British Pound, and an uncertain outlook for global foreign exchange rates, we are adjusting our full-year revenue guidance from at least $7.1 billion to a range of $7.0 billion to $7.1 billion in actual currency. Additionally, we are lowering our free cash flow guidance from at least $400 million to at least $125 million, both of which exclude a $41 million one-time payment associated with the termination of a product supply agreement. We lowered our free cash flow guidance due to slower-than-expected supply chain improvements and persistently high rates of inflation, which negatively affected operating profit, as well as a greater-than-expected use of working capital to fund originations growth at FITTLE and inventories.

Goodwill Impairment
Third quarter 2022 includes an after-tax non-cash goodwill impairment charge of $395 million ($412 million pre-tax) or $2.54 per share. As a result of recent macroeconomic volatility and continued supply chain constraints, our current results and internal forecasts indicate that the Company could have a slower than expected recovery from the impacts of the COVID pandemic and supply chain issues experienced over the past few years. Although operating results and related cash flows are expected to improve in the fourth quarter 2022, and in 2023, we see greater risk to our previous outlooks and estimates, at least in the near term. This impact combined with higher market interest rates and the resulting effect on valuation discount rates, continues to negatively impact the Company’s valuation resulting in the goodwill impairment charge for the third quarter 2022.
Reportable Segment Change
During the first quarter of 2022, the Company made a change to its reportable segments from one reportable segment to two reportable segments - Print and Other, and Financing (FITTLE) to align with a change in how the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), allocates resources and assesses performance against the Company’s key growth strategies. As such, prior period reportable segment results and related disclosures have been conformed to reflect the Company’s current reportable segments.

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(1)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT services offerings. Third quarter 2022 backlog of $429 million excludes sales orders from Russia and Powerland Computers, Ltd., which was acquired in the first quarter of 2022. Prior quarter backlog was revised to conform to current reporting methodology.
(2)Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.

Financial Review
Revenues

	Three Months Ended September 30,				% of Total Revenue
(in millions)	2022	2021	% Change	CC % Change	2022	2021
Equipment sales	$390	$387	0.8%	6.7%	22%	22%
Post sale revenue	1,361	1,371	(0.7)%	4.1%	78%	78%
Total Revenue	$1,751	$1,758	(0.4)%	4.7%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$690	$657	5.0%	10.4%
Less: Supplies, paper and other sales	(300)	(270)	11.1%	15.9%
Equipment Sales	$390	$387	0.8%	6.7%

Services, maintenance and rentals	$1,010	$1,046	(3.4)%	1.4%
Add: Supplies, paper and other sales	300	270	11.1%	15.9%
Add: Financing	51	55	(7.3)%	(2.9)%
Post Sale Revenue	$1,361	$1,371	(0.7)%	4.1%

Segments
Print and Other	$1,641	$1,636	0.3%		94%	93%
Financing (FITTLE)	150	171	(12.3)%		8%	10%
Intersegment elimination (1)	(40)	(49)	(18.4)%		(2)%	(3)%
Total Revenue(2)	$1,751	$1,758	(0.4)%		100%	100%

Go-to-Market Operations
Americas	$1,140	$1,127	1.2%	1.7%	65%	64%
EMEA	567	594	(4.5)%	9.3%	32%	34%
Other	44	37	18.9%	18.9%	3%	2%
Total Revenue(2)	$1,751	$1,758	(0.4)%	4.7%	100%	100%
`____________________________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other segment for the lease of Xerox equipment placements.
(2)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended September 30,
(in millions)	2022	2021	B/(W)
Gross Profit	$556	$569	$(13)
RD&E	73	82	9
SAG	418	413	(5)

Equipment Gross Margin	21.0%	18.3%	2.7	pts.
Post sale Gross Margin	34.9%	36.4%	(1.5)	pts.
Total Gross Margin	31.8%	32.4%	(0.6)	pts.
RD&E as a % of Revenue	4.2%	4.7%	0.5	pts.
SAG as a % of Revenue	23.9%	23.5%	(0.4)	pts.

Pre-tax (Loss) Income	$(380)	$84	$(464)
Pre-tax (Loss) Income Margin	(21.7)%	4.8%	(26.5)	pts.

Adjusted(1) Operating Profit	$65	$74	$(9)
Adjusted(1) Operating Income Margin	3.7%	4.2%	(0.5)	pts.
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(1) Refer to the Non-GAAP Financial Measures section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2022	2021
Non-financing interest expense	$21	$23
Interest income	(4)	(1)
Non-service retirement-related costs	(7)	(22)
Gains on sales of businesses and assets	(16)	(39)
Currency losses, net	1	3
Litigation matters	4	—
All other expenses, net	2	3
Other expenses, net	$1	$(33)

Segment Review

	Three Months Ended September 30,
(in millions)	External Net Revenue	Intersegment Net Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
2022
Print and Other	$1,604	$37	$1,641	92%	$57	3.6%
Financing (FITTLE)	147	3	150	8%	8	5.4%
Total	$1,751	$40	$1,791	100%	$65	3.7%

2021
Print and Other	$1,590	$46	$1,636	91%	$50	3.1%
Financing (FITTLE)	168	3	171	9%	24	14.3%
Total	$1,758	$49	$1,807	100%	$74	4.2%
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(1)Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external net revenue only.

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended September 30,
(in millions)	2022	2021	% Change
Equipment sales	$384	$381	0.8%
Post sale revenue	1,220	1,209	0.9%
Intersegment net revenue (1)	37	46	(19.6)%
Total Print and Other Revenue	$1,641	$1,636	0.3%
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(1)Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended September 30,				% of Equipment Sales
(in millions)	2022	2021	% Change	CC % Change	2022	2021
Entry	$74	$69	7.2%	13.1%	19%	18%
Mid-range	246	244	0.8%	6.7%	63%	63%
High-end	65	68	(4.4)%	1.0%	17%	18%
Other	5	6	(16.7)%	(16.7)%	1%	1%
Equipment Sales (1),(2)	$390	$387	0.8%	6.7%	100%	100%

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CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments and Geographic Sales Channels, for definitions.
(2)Includes $6 million of equipment sales related to the Financing (FITTLE) segment for the three months ended September 30, 2022 and 2021, respectively.

Financing (FITTLE)
Financing (FITTLE) represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended September 30,
(in millions)	2022	2021	% Change
Equipment sales	$6	$6	—%
Financing	51	55	(7.3)%
Other Post sale revenue (1)	90	107	(15.9)%
Intersegment net revenue(2)	3	3	—%
Total Financing (FITTLE) Revenue	$150	$171	(12.3)%
___________________________
(1)Other Post sale revenue includes operating lease/rental revenues as well as lease renewal and fee income.
(2)Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other segment for the lease of Xerox equipment placements.
2021 Segment Review
The following are our 2021 results that correspond, for comparison purposes, to the new segment reporting in 2022.

(in millions)	External Net Revenue	Intersegment Net Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
Q1 2021
Print and Other	$1,533	$48	$1,581	90%	$71	4.6%
Financing (FITTLE)	177	3	180	10%	18	10.2%
Total	$1,710	$51	$1,761	100%	$89	5.2%

Q2 2021
Print and Other	$1,619	$53	$1,672	90%	$111	6.9%
Financing (FITTLE)	174	3	177	10%	15	8.6%
Total	$1,793	$56	$1,849	100%	$126	7.0%

Q3 2021
Print and Other	$1,590	$46	$1,636	91%	$50	3.1%
Financing (FITTLE)	168	3	171	9%	24	14.3%
Total	$1,758	$49	$1,807	100%	$74	4.2%

Q4 2021
Print and Other	$1,613	$46	$1,659	91%	$61	3.8%
Financing (FITTLE)	164	3	167	9%	25	15.2%
Total	$1,777	$49	$1,826	100%	$86	4.8%

2021
Print and Other	$6,355	$193	$6,548	90%	$293	4.6%
Financing (FITTLE)	683	12	695	10%	82	12.0%
Total	$7,038	$205	$7,243	100%	$375	5.3%
_____________
(1)Reflects net revenue, primarily commissions and other payments, made by the Financing segment (FITTLE) to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external net revenue only.

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially.

Such factors include but are not limited to: the effects of pandemics, such as the COVID-19 pandemic, on our and our customers' businesses and the duration and extent to which this will impact our future results of operations and overall financial performance; our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; reliance on third parties, including subcontractors, for manufacturing of products and provision of services and the shared service arrangements entered into by us as part of Project Own It; our ability to attract and retain key personnel; the severity and persistence of global supply chain disruptions and inflation; the risk that confidential and/or individually identifiable information of ours, our customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems due to cyberattacks or other intentional acts or that cyberattacks could result in a shutdown of our systems; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring and transformation actions; our ability to manage changes in the printing environment like the decline in the volume of printed pages and extension of equipment placements; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing and access to credit markets; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; and any impacts resulting from the restructuring of our relationship with Fujifilm Holdings Corporation. Additional risks that may affect Xerox’s operations and other factors are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of Xerox Holdings Corporation's and Xerox Corporation’s combined 2021 Annual Report on Form 10-K and combined Quarterly Reports on Form 10-Q, as well as in Xerox Holdings Corporation’s and Xerox Corporation’s Current Reports on Form 8-K filed with the Securities and Exchange Commission.

These forward-looking statements speak only as of the date of this release or as of the date to which they refer, and Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the third quarter 2022 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Net (Loss) Income and Earnings per share (EPS)
•Effective Tax Rate

The above measures were adjusted for the following items:
•Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
•Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
•Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
•Other discrete, unusual or infrequent items: We exclude these items, when applicable, given their discrete, unusual or infrequent nature and their impact on our results for the period.
◦Non-cash goodwill impairment charge

Adjusted Operating (Loss) Income and Margin
We calculate and utilize adjusted operating (loss) income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating (loss) income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Net (Loss) Income and EPS reconciliation:

	Three Months Ended September 30, 2022		Three Months Ended September 30, 2021
(in millions, except per share amounts)	Net (Loss) Income	Diluted EPS	Net Income	Diluted EPS
Reported(1)	$(383)	$(2.48)	$90	$0.48
Adjustments:
Goodwill impairment	412		—
Restructuring and related costs, net	22		10
Amortization of intangible assets	10		13
Non-service retirement-related costs	(7)		(22)
Income tax on adjustments(2)	(21)		(1)
Adjusted	$33	$0.19	$90	$0.48

Dividends on preferred stock used in adjusted EPS calculation(3)	$4			$4
Weighted average shares for adjusted EPS(3)	157			182
Fully diluted shares at end of period(4)	157
____________________________

(1)Net (loss) income and EPS attributable to Xerox Holdings. Third quarter 2022 Net loss and EPS include an after-tax non-cash goodwill impairment charge of $395 million or $2.54 per share.
(2)Refer to Effective Tax Rate reconciliation.
(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with Xerox Holdings Corporation's Series A Convertible preferred stock.
(4)Common shares outstanding at September 30, 2022 and potential dilutive common shares used for the calculation of adjusted diluted EPS for the third quarter 2022. Excludes shares associated with our Series A convertible preferred stock, all of which were anti-dilutive for the third quarter 2022.

Effective Tax Rate reconciliation:

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
(in millions)	Pre-Tax (Loss) Income	Income Tax Expense	Effective Tax Rate	Pre-Tax Income	Income Tax (Benefit)	Effective Tax Rate
Reported(1)	$(380)	$3	(0.8)%	$84	$(4)	(4.8)%
Goodwill impairment	412	17		—	—
Other Non-GAAP Adjustments(2)	25	4		1	1
Adjusted(3)	$57	$24	42.1%	$85	$(3)	(3.5)%
____________________________
(1)Pre-tax (loss) income and income tax expense (benefit).
(2)Refer to Net (Loss) Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) Income under ASC 740, which employs an annual effective tax rate method to the results.
Operating (Loss) Income and Margin reconciliation:

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(380)	$1,751	(21.7)%	$84	$1,758	4.8%
Adjustments:
Goodwill impairment	412			—
Restructuring and related costs, net	22			10
Amortization of intangible assets	10			13
Other expenses, net	1			(33)
Adjusted	$65	$1,751	3.7%	$74	$1,758	4.2%
___________________________
(1) Pre-tax (loss) income.
Free Cash Flow reconciliation:

	Three Months Ended September 30,
(in millions)	2022	2021
Reported(1)	$(8)	$100
Less: capital expenditures	10	19
Free Cash Flow	$(18)	$81
____________________________
(1)Net cash (used in) provided by operating activities.

Guidance:
Cash Flow

(in millions)	FY 2022
Operating Cash Flow (1)	At least $180
Less: capital expenditures	55
Free Cash Flow	At least $125
____________________________
(1)Net cash provided by operating activities.
NOTE: Free cash flow guidance excludes the second quarter 2022 payment of a one-time product supply contract termination charge.

APPENDIX I
Xerox Holdings Corporation
(Loss) Earnings per Common Share

(in millions, except per-share data, shares in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Basic (Loss) Earnings per Share:
Net (loss) income attributable to Xerox Holdings	$(383)	$90	$(443)	$220
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net (loss) income available to common shareholders	$(387)	$86	$(454)	$209
Weighted average common shares outstanding(1)	155,697	179,408	155,799	187,549

Basic (Loss) Earnings per Share	$(2.48)	$0.48	$(2.91)	$1.12

Diluted (Loss) Earnings per Share:
Net (Loss) income attributable to Xerox Holdings	$(383)	$90	$(443)	$220
Accrued dividends on preferred stock	(4)	(4)	(11)	(11)
Adjusted net (loss) income available to common shareholders	$(387)	$86	$(454)	$209
Weighted average common shares outstanding(1)	155,697	179,408	155,799	187,549
Common shares issuable with respect to:
Stock Options	—	—	—	—
Restricted stock and performance shares	—	2,168	—	2,120
Convertible preferred stock	—	—	—	—
Adjusted weighted average common shares outstanding	155,697	181,576	155,799	189,669

Diluted (Loss) Earnings per Share	$(2.48)	$0.48	$(2.91)	$1.10

The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	598	622	598	622
Restricted stock and performance shares	5,222	4,387	5,222	4,435
Convertible preferred stock	6,742	6,742	6,742	6,742
Total Anti-Dilutive Securities	12,562	11,751	12,562	11,799

Dividends per Common Share	$0.25	$0.25	$0.75	$0.75
__________
(1) Includes unissued shares associated with the accelerated share vesting since all contingencies regarding issuance have lapsed.

APPENDIX II
Xerox Holdings Corporation
Reportable Segments and Geographic Sales Channels

Our business is organized to ensure we focus on efficiently managing operations while serving our customers and the markets in which we operate.
During 2021 we progressed with the standing up of three new businesses: Software (CareAR), Financing (FITTLE) and Innovation (PARC). As a result of this effort, during the first quarter 2022, we reassessed our operating and reportable segments and determined that, based on the financial information reviewed by our chief operating decision maker (CODM), who is the Chief Executive Officer (CEO), as well as the CEO’s management and assessment of the Company’s operations, we had two operating and reportable segments - Print and Other, and Financing (FITTLE).
•Print and Other - the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.
•Financing (FITTLE) - a financing solutions business primarily providing financing for the sales of Xerox equipment.
We also determined that the other businesses - Software and Innovation - did not meet the requirements to be considered separate operating segments largely due to their continued management through the Print and Other Segment as well as their immateriality to our results at this stage. Accordingly, those groups will continue to be reported as part of the Print and Other segment.
Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes IT services and software. Our product groupings range from:
•“Entry”, which includes A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production monochrome and color segments serving centralized print centers, print for pay and lower volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
The Financing (FITTLE) segment provides leasing solutions through either bundled or unbundled lease agreements of Xerox products or direct purchases of equipment. These leasing solutions support a wide range of customers, from government to graphic communications and SMB to Enterprise as well as financing for direct channel customer purchases of both Xerox and non-Xerox equipment. Segment revenues primarily include financing income on sales-type leases, operating lease income (including month to month rentals and extensions) and leasing fees.
We also operate a matrix organization that includes a geographic focus that is primarily organized from a sales perspective on the basis of “go-to-market” (GTM) sales channels as follows:
•Americas, which includes our sales channels in the U.S. and Canada, as well as Mexico, and Central and South America.
•EMEA, which includes our sales channels in Europe, the Middle East, Africa and India.
•Other, primarily includes sales to Fuji Xerox as well as royalties and licensing revenue.
These GTM sales channels are structured to serve a range of customers for our products and services, including financing. Accordingly, we will continue to provide information, primarily revenue related, with respect to our principal GTM sales channels.